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                                                  NEWS RELEASE

Company Contact:                           Media & Investor Relations:
Barbara Halpern                            Len Turano, President
Packaging Plus Services, Inc.                       TKO International
(516)349-1300 ext.131                      (303)850-7896
http://www.useapac.com                     http://www.growthstockinvestor.com

FOR IMMEDIATE RELEASE

             PACKAGING PLUS ACQUIRES DIVISION OF U.S. TRANSPORTATION -Additional value-added service to be offered to APAC members-

Plainview, NY --- January 8, 1997 --- Packaging Plus Services, Inc. (OTC-BB:
PKGP), today announced the acquisition of the Entertainment Division of U.S. Transportation Systems, Inc. (Nasdaq: USTS). The Entertainment Division is estimated to contribute revenues of approximately $3.3 million to PKGP within the first calendar year (PKGP operates on a June fiscal year).

         The acquired Entertainment Division consists of six companies that provide New York theater, sports and special events ticket and concierge services. Five of the companies are licensed theater agencies specializing in the retail sale of theater, sports, and other tickets in New York and Chicago. Another company, New York Concierge, provides customized package tours including tickets, transportation, dining, lodging and other amenities. These services are marketed through toll-free phone numbers (800-THE-SHOW and 888-NYSHOWS). In addition, PKGP plans to design and implement an Internet web site for the facilitation of these services.

         "These agencies are nationally promoted sources for high visibility venues such as the Olympics, U.S. Open, Super Bowl and the World Series. They have been serving corporate and individual clients throughout the United States for over 53 years. We are extremely pleased to incorporate this value-added service into our expanding menu of offerings for our 4,000 APAC member stores," commented Richard A. Altomare, PKGP Chairman.

         Packaging Plus Services, Inc. is an integrated business services company. Its principal business is the management and growth of its wholly owned subsidiary, APAC (Association of Packagers and Carriers). APAC seeks to unify and organize the private postal industry which consists of over 15,000 independent operators generating over $5 billion annual sales. APAC is the largest on-line national trade association for the private postal industry. It provides a variety of services and resources for its members including discounted carrier rates, equipment leasing programs, advertising assistance and more.